UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  September 13, 2005

Date of earliest event reported:  September 12, 2005

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2700 Lone Oak Parkway
Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                                                                 Other Events

On September 13, 2005, Northwest Airlines Corporation (the “Company”) announced its decision not to make scheduled payments totaling approximately $23 million relating primarily to outstanding equipment trust certificate aircraft financings.  The payments were due on September 10, 11 and 12, 2005.  Under the terms of the applicable financing agreements, the Company has five to ten business day grace periods in which such payments may be made without resulting in an event of default under such agreements.

On September 12, 2005, the Company did not make a scheduled semi-monthly payment totaling approximately $19 million related to amounts due under the terms of its airline services agreement with Mesaba Aviation, Inc. (“Mesaba”), a subsidiary of MAIR Holdings, Inc.  Mesaba operates flights for Northwest under the “Northwest Airlink” brand using Avro regional jet aircraft and Saab 340 turboprop aircraft.  Under the terms of its agreement with Mesaba, the Company has seven days from receipt of written notification of its default to cure this amount.

The Company is engaged in an analysis of its debt, lease and other obligations to determine which obligations should be targeted for restructuring.  The obligations with respect to which payments were not made are among those that the Company has identified that it could seek to restructure as part of a transformation plan.  The Company has not made a decision whether to make the payments mentioned above within the applicable cure periods.

In addition, the Company is obligated to make a $65 million pension contribution payment on September 15, 2005; if the Company fails to make this payment, a lien would automatically arise against its assets unless the Company had previously sought bankruptcy protection.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated: September 13, 2005